Exhibit 99.01

                                  PRESS RELEASE


CONTACTS:
Karen Chrosniak, Director of Investor Relations
Dean Marshall, Director of Finance, or
Jim Brown, Vice President, Finance
(877) 496-6704


    ADELPHIA COMMUNICATIONS ANNOUNCES COMMON STOCK AND MANDATORY CONVERTIBLE
                           PREFERRED STOCK OFFERINGS



 Coudersport, PA, November 9, 2001 -- Adelphia Communications Corporation (NASDAQ: ADLAC) announced today that it has sold 30,000,000 newly issued shares of Class A Common Stock, exclusive of an overallotment option, at a price to the public of $21.50 per share. In addition, Adelphia announced it increased the size of its mandatory convertible preferred stock offering from $125,000,000 and as a result has sold $300,000,000 of a new issue of 7 1/2% Series E Mandatory Convertible Preferred Stock, exclusive of an overallotment option. Proceeds of approximately $907,500,000 from these offerings will be used to repay subsidiary bank debt, which may be reborrowed and used for general corporate purposes. Closing of these sales of common and convertible preferred stock is expected to occur on November 15, 2001. Goldman, Sachs & Co. is serving as sole book runner and lead manager for these offerings.

The new 7 1/2% Series E Mandatory Convertible Preferred Stock is convertible into Class A Common Stock of Adelphia at any time after the issue date and prior to November 15, 2004, at a conversion price of $25.37.

In addition to the Class A Common Stock and 7 1/2% Series E Mandatory Convertible Preferred Stock to be sold to the public, the family of John Rigas, Chairman of Adelphia, has entered into agreements with Adelphia to purchase $50,000,000 face amount of the Series E preferred stock and 7,500,000 shares of Class B Common Stock of Adelphia, in each case at the price to the public less underwriting discount, plus an interest factor. The closings on these Rigas family purchases will raise total proceeds of approximately $202,625,000 and are to occur within 270 days after the closings of the above mentioned public offerings of 7 1/2% Series E Mandatory Convertible Preferred Stock and Class A Common Stock.

 Adelphia Communications Corporation, with headquarters in Coudersport, Pennsylvania, is the sixth largest cable television company in the country.


This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Class A Common Stock or 7 1/2% Series E Mandatory Convertible Preferred Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Prospectuses may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004,
Attention: Prospectus Department.